Exhibit 99.1

LANTRONIX, INC. REPORTS PRELIMINARY
SECOND FISCAL QUARTER 2008 RESULTS

IRVINE, California – January 24, 2008 – Lantronix Inc. (NASDAQ: LTRX), a leader in device networking and data center management technologies, today announced preliminary results for its second fiscal quarter ended December 31, 2007.

Preliminary Results for the Second Fiscal Quarter ended December 31, 2007:
-	Revenues expected to be between $15.1 million and $15.3 million
-	Gross margins expected to be between 50% and 52%
-	Net income expected to be between $600,000 and $1 million with fully diluted earnings per share from $0.01 to $0.02
-	An increase in cash & cash equivalents and marketable securities of approximately $40,000

“Our results this quarter were driven by broad-based performance across our strategic product lines,” stated Reagan Y. Sakai, interim Chief Executive Officer and Chief Financial Officer. “Further, they speak to the company’s ability to execute on the device networking market opportunity during the recent management change and transition to a more customer-focused enterprise.”

“While we view the quarter as a strong step in executing through our transition, we remain cognizant that much work remains to be done in executing on the customer-centric sales and marketing initiatives launched during the quarter,” concluded Mr. Sakai.

Lantronix expects to announce its final results for its second fiscal quarter on Thursday, February 7, 2008, and will hold a conference call to discuss the results at 5:30 p.m. ET the same day. A press release associated with the announcement will be distributed approximately 60 minutes prior to the start of the conference call. To access the webcast, visit the Investor Relations section of Lantronix’ Web site. The webcast and conference call will be archived and available for replay from February 7, 2008, at 7:00 p.m. ET to March 7, 2008 at 11:59 p.m. ET.

Investor note:

Reagan Y. Sakai, Interim Chief Executive Officer and Chief Financial Officer, will conduct an institutional investor roadshow in New York City on Tuesday, January 29th and Wednesday, January 30th. Institutional investors wishing to arrange a 1:1 with Mr. Sakai should contact Lantronix Investor Relations. Contact details are located at the end of this press release.

About Lantronix

Lantronix, Inc. (NasdaqCM: LTRX) is a leading innovator in device networking technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. Lantronix product portfolio includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that  are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning our expectations regarding revenue in the second quarter, gross margins, net income, and cash, cash equivalents and marketable securities. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor contacts:
Lantronix, Inc.
Reagan Sakai, Interim CEO and CFO
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com

Lantronix and XPort are registered trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.

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